Contact: Home Federal Bancorp, Inc. Len E. Williams, President & CEO Eric S. Nadeau, EVP, Treasurer & CFO 208-466-4634 www.myhomefed.com
500 12th Ave. South * Nampa, ID 83651

HOME FEDERAL BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Nampa, ID (April 24, 2009) – Home Federal Bancorp, Inc. (the “Company”) (Nasdaq GSM: HOME), the parent company of Home Federal Bank (the “Bank”), today announced second quarter results for the fiscal year ending September 30, 2009.  For the quarter ended March 31, 2009, the Company reported net income of $476,000, or $0.03 per diluted share compared to $945,000, or $0.06 per diluted share, for the same period a year ago.  For the six months ended March 31, 2009, a $4.6 million provision for loan losses ($3.6 million of which was taken in the quarter ended December 31, 2008), contributed to a net loss of ($325,000), or ($0.02) per diluted share, compared to net income of $1.9 million, or $0.12 per diluted share, for the same period last year.  For the six months ended March 31, 2009, pre-tax, pre-provision earnings(1) increased 7% to $3.9 million from $3.6 million for the same period of the prior year.

President and Chief Executive Officer Len E. Williams commented, “While the economy continues to provide stress to the loan portfolio, we are pleased with several facets of our second quarter earnings.  Core deposits increased, asset and liability composition continues to improve and net interest margin improvement continues to position us for future growth.”

The following summarizes key activities of the Company during the quarter ended March 31, 2009:

▪	The previously announced 5% share repurchase program was completed. A total of 867,970 shares were purchased at an average purchase price of $9.04 per share during the quarter;
▪
Delinquent loans continued to increase as a result of unemployment and real estate related pressures in the Boise metropolitan area while some nonperforming loans were transferred to real estate owned;

▪	The slowdown in consumer spending reduced fee income;
▪	The Bank’s newly-formed Small Business Banking Group had a successful first quarter by generating new deposit balance relationships; and
▪	Net interest margin continued to expand due to declining funding costs and continued deleveraging of low-spread assets and liabilities.

Operating Results

Total revenue for the quarter ended March 31, 2009, which consisted of net interest income before the provision for loan losses plus noninterest income, was unchanged at $8.3 million compared to the same period of 2008.  Total revenue for the second quarter of fiscal 2009 increased $99,000, or 1%, from the linked first quarter of fiscal 2009. Net interest income before the provision for loan losses increased 3% to $6.0 million for the quarter ended March 31, 2009, compared to $5.8 million for the same quarter of the prior year.

Total revenue for the six months ended March 31, 2009 increased $570,000 or 4% to $16.5 million, compared to $15.9 million for the same period of last year.  Net interest income before provision for loan losses for the six months ended March 31, 2009 increased $872,000 or 8% to $11.7 million from $10.8 million from the same

1 Earnings information excluding the provision for loan losses and taxes (alternately referred to as pre-tax, pre-provision earnings) represents a non-GAAP (Generally Accepted Accounting Principles) financial measure.  Management has presented this non-GAAP financial measure in this earnings release because it believes that it provides more useful and comparative information to assess trends in the Company’s core operations reflected in the current quarter.  Where applicable, the Company has also presented comparable earnings information using GAAP financial measures and a reconciliation of the non-GAAP financial information.

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April 24, 2009

period of the prior year. Net interest margin improvement and an increase in gain on loans sold offset declines in fee income, which resulted in the increase in revenue in fiscal year 2009.

The Company’s net interest margin increased by 45 basis points to 3.60% for the quarter ended March 31, 2009, from 3.15% for the same quarter last year, and by 23 basis points from 3.37% reported in the linked quarter. The improvement in the net interest margin from both prior periods is primarily attributable to a decrease in interest expense as current rates paid on deposits are lower than in the prior periods as management has cautiously priced deposits. In addition, balances of high-cost certificates of deposit and borrowings from the Federal Home Loan Bank of Seattle (“FHLB”) were lower in fiscal 2009 and most of the advances that have matured this fiscal year have been repaid with excess liquidity.

A provision for loan losses of $1.1 million was established by management in connection with its analysis of the loan portfolio for the quarter ended March 31, 2009. The provision for loan losses was $378,000 for the same period of the prior year.  The provision for loan losses was $4.6 million for the six months ended March 31, 2009, compared to $665,000 for the six months ended March 31, 2008.  The provision reflects the increase in delinquent loans in fiscal 2009 and adjusted valuations on nonperforming loans as well as losses on loans charged-off during the second quarter of fiscal 2009 that exceeded the losses previously estimated.

Noninterest income decreased $138,000, or 6%, to $2.3 million for the quarter ended March 31, 2009, compared to $2.5 million for the same quarter a year ago and $2.5 million in the linked quarter. Mortgage rates fell during the second quarter of fiscal 2009, which led to significantly higher levels of mortgage loan refinancing. This higher volume of mortgage loan activity caused the gain on loan sales during the second quarter of 2009 to exceed gains during the same quarter of 2008 by $245,000. This increase in loan sale gains offset a decline in deposit service charges and fees of $210,000 during the second quarter of 2009 compared to the year-ago period. Management anticipates that deposit service charges and NSF fees will continue to decline while consumer spending remains weak. As a result, a new deposit product is scheduled to be launched in the third quarter of fiscal 2009 that management believes will prompt more frequent debit card usage, which is expected to generate interchange income. Loan servicing fees declined during the second quarter of fiscal 2009 as the Bank completed the sale of its mortgage servicing rights in December 2008.

Noninterest expense for the quarter ended March 31, 2009, increased $147,000, or 2% to $6.6 million from $6.4 million for the comparable period a year earlier. Compensation and benefits, which included severance accruals of $98,000, declined $274,000 or 7% in the second quarter of 2009 compared to the year-ago period.  Insurance and taxes increased as Federal Deposit Insurance Corporation premiums were $109,000 higher in the second quarter of 2009 compared to the same period of 2008. Additionally, property taxes were $49,000 higher in the second quarter of fiscal 2009 compared to the second quarter of fiscal 2008 as a result of the payment of taxes on foreclosed properties. Other expenses increased $218,000 during the second quarter of fiscal 2009 compared to 2008 primarily as a result of a $161,000 provision for the decline in the value of foreclosed properties.

Balance Sheet

Total assets decreased 10% to $692.5 million at March 31, 2009, compared to $768.1 million a year earlier.  The majority of the decrease is the result of management’s strategy to reduce reliance on fixed-rate assets and liabilities by using the liquidity generated by prepayments of mortgage-backed securities and one- to four-family residential loans to repay FHLB advances as they matured and to fund declining balances in certificates of deposit.

Securities. Mortgage-backed securities decreased $27.7 million or 13% to $181.5 million at March 31, 2009, compared to $209.2 million at March 31, 2008.  The decrease is primarily attributable to regular principal repayments. Approximately 98% of the Company’s mortgage-backed securities were issued by U.S. government

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April 24, 2009

sponsored enterprises. The Company does not own any trust preferred securities or collateralized debt obligations. At March 31, 2009, the Company held $9.6 million of stock in the FHLB.

Loans. Net loans (excluding loans held for sale) at March 31, 2009, decreased $38.0 million or 8% to $439.2 million, compared to $477.2 million at March 31, 2008, as one- to four-family residential loans declined $43.9 million.  One- to four-family residential loans represented 42% of the Bank’s loan portfolio at March 31, 2009, compared to 48% at March 31, 2008. The Bank currently originates conventional one- to four-family residential loans for sale in the secondary market. As a result, the residential loan portfolio will likely continue to decline as new loans are not added to the portfolio. In contrast, commercial and consumer loans increased $8.8 million and $1.1 million, respectively, between March 31, 2008 and March 31, 2009. Commercial, multifamily and acquisition and development loans represented 46% of the Bank’s loan portfolio at March 31, 2009, compared to 43% at March 31, 2008. However, commercial, multifamily and acquisition and development loans declined $6.9 million during the second quarter of fiscal 2009 as the repayment of a large loan was the primary cause for a $7.3 million reduction in the acquisition and development loan portfolio. The Company plans to continue its emphasis on commercial and small business banking products.

Asset Quality. Loans delinquent 30 to 89 days totaled $11.6 million at March 31, 2009, compared to $10.9 million at December 31, 2008, and $4.0 million at March 31, 2008. Nonperforming assets, which include impaired loans and real estate owned, totaled $19.1 million at March 31, 2009, compared to $18.4 million at December 31, 2008, and $2.3 million at March 31, 2008. The allowance for loan losses was $7.3 million, or 1.64%, of gross loans at March 31, 2009, compared to $8.0 million, or 1.69% of gross loans at December 31, 2008, and $3.3 million, or 0.69% of gross loans at March 31, 2008.

The following table summarizes nonperforming and impaired loans and real estate owned at March 31, 2009 and December 31, 2008:

	March 31, 2009		December 31, 2008
(in thousands)	Balance	Loss Reserve	Balance	Loss Reserve
Land acquisition and development	$5,266	$1,029	$4,330	$936
One- to four-family construction	2,307	286	5,389	832
Commercial real estate	3,074	220	3,071	273
One- to four-family residential	3,943	441	4,240	713
Other	-	-	4	-
Total nonperforming and impaired loans	$14,590	$1,976	$17,034	$2,754
General loss reserve		5,357		5,273
		$7,333		$8,027
Real estate owned, net	$4,478		$1,352

The largest increase in delinquent loans during the second quarter of fiscal 2009 occurred in the commercial real estate portfolio with balances delinquent more than 30 days increasing by $3.9 million to $8.4 million at March 31, 2009. Net charge-offs totaled $1.8 million during the quarter ended March 31, 2009. Other real estate owned increased $3.1 million during the second quarter of fiscal 2009 to $4.5 million at March 31, 2009. Other real estate owned was comprised of $2.9 million of land development and speculative one- to four-family construction projects, $1.0 million of commercial real estate and $610,000 of one- to four-family residential properties. This activity represents prior identified loans evolving through the collection cycle.

Deposits and borrowings. Deposits decreased $19.5 million, or 5%, to $376.6 million at March 31, 2009, compared to $396.1 million at March 31, 2008.  Demand deposits and savings accounts increased slightly from $204.7 million at March 31, 2008 to $205.1 million at March 31, 2009.  Certificates of deposit decreased $20.0 million, or 10%, to $171.5 million at March 31, 2009, compared to $191.4 million at March 31, 2008.  The

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April 24, 2009

decrease in certificates of deposit was primarily the result of management choosing not to match rates offered by local competitors that in many instances exceeded the cost of the Bank’s alternative funding sources.

Advances from the FHLB decreased $51.6 million or 33% to $103.9 million at March 31, 2009 compared to $155.6 million at March 31, 2008.  As noted earlier, the decrease resulted from maturing advances being repaid with excess liquidity.

Equity. Stockholders’ equity decreased $4.7 million, or 2%, to $200.6 million at March 31, 2009, compared to $205.4 million at March 31, 2008.  The execution of the entire share repurchase program during the quarter ended March 31, 2009 was the primary cause for the decrease in stockholders’ equity.  Dividends and a year-to-date loss from operations in fiscal 2009 reduced retained earnings while a lower interest rate environment at March 31, 2009 increased the unrealized gain on securities by $4.2 million, net of tax, compared to September 30, 2008.  The Company’s book value per share as of March 31, 2009 was $12.15 per share based upon 16,515,168 outstanding shares of common stock, a 2.9% increase from September 30, 2008.

About the Company

Home Federal Bancorp, Inc. is headquartered in Nampa, Idaho, and is the parent company of Home Federal Bank, a community bank originally organized in 1920.  The Company serves the Treasure Valley region of southwestern Idaho that includes Ada, Canyon, Elmore and Gem Counties, through 15 full-service banking offices and one commercial loan center.  The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “HOME” and is included in the Russell 2000 Index.  For more information, visit the Company web site at www.myhomefed.com.

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  Actual results could be materially different from those expressed or implied by the forward-looking statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, the credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators, regulatory and accounting changes, risks related to construction and development lending, commercial and small business banking and other risks.  Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended September 30, 2008, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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April 24, 2009

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS (In thousands, except share data)	March 31, 2009	September 30, 2008	March 31, 2008
	(Unaudited)		(Unaudited)
ASSETS

Cash and amounts due from depository institutions	$18,826	$23,270	$36,353
Certificates of deposit in correspondent bank	-	5,000	-
Mortgage-backed securities available for sale, at fair value	181,532	188,787	209,239
FHLB stock, at cost	9,591	9,591	9,591
Loans receivable, net of allowance for loan losses of $7,333 and $4,579 and $3,307	439,170	459,813	477,155
Loans held for sale	5,549	2,831	2,751
Accrued interest receivable	2,418	2,681	2,941
Property and equipment, net	16,327	15,246	13,613
Mortgage servicing rights, net	-	1,707	1,903
Bank owned life insurance	11,800	11,590	11,377
Real estate and other property owned	4,478	650	452
Deferred income tax asset, net	1,106	1,770	-
Other assets	1,700	2,134	2,736
TOTAL ASSETS	$692,497	$725,070	$768,111

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposit accounts:
Noninterest-bearing demand deposits	$37,323	$41,398	$37,323
Interest-bearing demand deposits	134,047	127,714	142,820
Savings deposits	33,704	26,409	24,524
Certificates of deposit	171,494	177,404	191,439
Total deposit accounts	376,568	372,925	396,106
Advances by borrowers for taxes and insurance	1,309	1,386	1,429
Interest payable	428	552	619
Deferred compensation	5,225	5,191	4,889
FHLB advances	103,909	136,972	155,553
Deferred income tax liability, net	-	-	377
Other liabilities	4,409	2,857	3,768
Total liabilities	491,848	519,883	562,741

STOCKHOLDERS' EQUITY
Serial preferred stock, $.01 par value; 10,000,000 authorized;
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 90,000,000 authorized;
issued and outstanding:
Mar. 31, 2009 - 17,445,311 issued; 16,515,168 outstanding	165	174	173
Sept. 30, 2008 - 17,412,449 issued; 17,374,161 outstanding
Mar. 31, 2008 - 17,386,517 issued; 17,343,229 outstanding
Additional paid-in capital	150,087	157,205	156,805
Retained earnings	57,746	59,813	59,475
Unearned shares issued to ESOP	(10,152)	(10,605)	(11,634)
Accumulated other comprehensive income (loss)	2,803	(1,400)	551
Total stockholders’ equity	200,649	205,187	205,370
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$692,497	$725,070	$768,111

Home Federal Bancorp, Inc.
April 24, 2009

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share data) (Unaudited)	Three Months Ended March 31,		Six Months Ended March 31
	2009	2008	2009	2008

Interest and dividend income:
Loan interest	$6,806	$7,770	$13,919	$15,846
Investment interest	1	510	44	774
Mortgage-backed security interest	2,123	2,148	4,328	4,091
FHLB dividends	-	31	(33)	50
Total interest and dividend income	8,930	10,459	18,258	20,761

Interest expense:
Deposits	1,742	2,872	3,760	6,086
FHLB advances	1,228	1,810	2,793	3,842
Total interest expense	2,970	4,682	6,553	9,928
Net interest income	5,960	5,777	11,705	10,833
Provision for loan losses	1,060	378	4,635	665
Net interest income after provision for loan losses	4,900	5,399	7,070	10,168

Noninterest income:
Service charges and fees	1,892	2,102	4,001	4,335
Gain on sale of loans	407	162	597	347
Increase in cash surrender value of bank owned life insurance	104	104	210	208
Loan servicing fees	(15)	126	54	253
Mortgage servicing rights, net	-	(75)	(31)	(143)
Other	(43)	64	(25)	108
Total noninterest income	2,345	2,483	4,806	5,108

Noninterest expense:
Compensation and benefits	3,779	4,053	7,354	7,752
Occupancy and equipment	729	760	1,499	1,471
Data processing	577	531	1,119	1,053
Advertising	197	258	445	546
Postage and supplies	146	171	283	321
Professional services	299	191	634	403
Insurance and taxes	306	140	461	225
Other	538	320	810	536
Total noninterest expense	6,571	6,424	12,605	12,307
Income (loss) before income taxes	674	1,458	(729)	2,969
Income tax expense (benefit)	198	513	(404)	1,077
NET INCOME (LOSS)	$476	$945	$(325)	$1,892

Earnings (loss) per common share (1):
Basic	$0.03	$0.06	$(0.02)	$0.12	(1)
Diluted	0.03	0.06	$(0.02)	0.12	(1)
Weighted average number of shares outstanding (1):
Basic	15,740,064	15,962,325	15,936,796	16,352,427	(1)
Diluted	15,776,330	15,978,217	15,936,796	16,374,451	(1)

Dividends declared per share (1):	$0.055	$0.055	$0.11	$0.103	(1)

(1) Earnings per share, dividends per share and average common shares outstanding have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which occurred on December 19, 2007.

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April 24, 2009

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY ADDITIONAL FINANCIAL INFORMATION (Dollars in thousands, except share and per share data) (Unaudited)
	At or For the Quarter Ended
	2009	2008
	March 31	December 31	September 30	June 30	March 31
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets (1)	0.27%	(0.44)%	0.54%	0.59%	0.49%
Return (loss) on average equity (1)	0.93	(1.55)	1.94	2.18	1.83
Pre-tax, pre-provision return on average assets(4)	0.99	1.20	1.42	1.31	0.95
Net interest margin (1)	3.60	3.37	3.41	3.29	3.15
Efficiency ratio (2)	79.12	73.53	69.68	71.40	77.77

PER SHARE DATA
Basic earnings (loss) per share	$0.03	$(0.05)	$0.06	$0.07	$0.06
Diluted earnings (loss) per share	0.03	(0.05)	0.06	0.07	0.06
Book value per outstanding share	12.15	11.93	11.81	11.73	11.84
Cash dividends declared per share	0.055	0.055	0.055	0.055	0.055
Average number of shares outstanding:
Basic (3)	15,740,064	16,129,352	16,042,720	16,007,599	15,962,325
Diluted (3)	15,776,330	16,129,352	16,078,302	16,043,435	15,978,217

ASSET QUALITY
Allowance for loan losses	$7,333	$8,027	$4,579	$3,801	$3,307
Nonperforming loans	14,590	17,034	9,945	3,462	1,852
Nonperforming assets	19,068	18,386	10,595	4,169	2,304

Allowance for loan losses to non-performing loans	50.26%	47.12%	46.04%	109.79%	178.56%
Allowance for loan losses to gross loans	1.64	1.69	0.98	0.81	0.69
Nonperforming loans to gross loans	3.26	3.58	2.14	0.73	0.39
Nonperforming assets to total assets	2.75	2.56	1.46	0.56	0.30

FINANCIAL CONDITION DATA
Average interest-earning assets	$661,428	$681,374	$692,776	$718,207	$732,444
Average interest-bearing liabilities	449,175	470,319	482,232	504,680	518,500
Net average earning assets	212,253	211,055	210,544	213,527	213,944
Average interest-earning assets to average interest-bearing liabilities	147.25%	144.87%	143.66%	142.31%	141.26%
Stockholders’ equity to assets	28.97	28.89	28.30	27.43	26.74

STATEMENT OF INCOME DATA
Interest income	$8,930	$9,328	$9,729	$10,093	$10,459
Interest expense	2,970	3,583	3,826	4,181	4,682
Net interest income	5,960	5,745	5,903	5,912	5,777
Provision for loan losses	1,060	3,575	1,114	652	378
Noninterest income	2,345	2,461	2,647	2,735	2,483
Noninterest expense	6,571	6,034	5,958	6,174	6,424
Net income (loss) before taxes	674	(1,403)	1,478	1,821	1,458
Income tax expense (benefit)	198	(602)	484	702	513
Net income (loss)	$476	$(801)	$994	$1,119	$945

Total revenue (5)	$8,305	$8,206	$8,550	$8,647	$8,260
Pre-tax pre-provision income (6)	1,734	2,172	2,592	2,473	1,836

(1)	Amounts are annualized.
(2)	Noninterest expense divided by net interest income plus noninterest income.
(3)	Amounts calculated exclude ESOP shares not committed to be released and unvested restricted shares.
(4)	Income before income taxes plus provision for loan losses divided by average assets for the period presented.
(5)	Net interest income plus noninterest income.
(6)	Income before income taxes plus provision for loan losses. See “Reconciliation of Non-GAAP Financial Measures.”

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April 24, 2009

Reconciliation of Non-GAAP Financial Measures (In thousands)	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008

NET INCOME (LOSS)	$476	$945	$(325)	$1,892
Income tax expense (benefit)	198	513	(404)	1,077
Income (loss) before income taxes	674	1,458	(729)	2,969

Provision for loan losses	1,060	378	4,635	665
Pre-tax, pre provision income	$1,734	$1,836	$3,906	$3,634